PRELIMINARY TERM SHEET

RFMSI SERIES 2006-S1 TRUST
MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2006-S1

RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
Depositor

RESIDENTIAL FUNDING CORPORATION
Sponsor and Master Servicer

U.S. BANK NATIONAL ASSOCIATION, a national banking association Trustee

GREENWICH CAPITAL MARKETS, INC.
Lead Underwriter

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A BASE PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE BASE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE BASE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-422-2006.

THIS TERM SHEET IS NOT REQUIRED TO, AND DOES NOT, CONTAIN ALL INFORMATION THAT IS REQUIRED TO BE INCLUDED IN THE PROSPECTUS AND THE PROSPECTUS SUPPLEMENT FOR THE OFFERED CERTIFICATES. THE INFORMATION IN THIS TERM SHEET IS PRELIMINARY AND IS SUBJECT TO COMPLETION OR CHANGE.

THE INFORMATION IN THIS TERM SHEET, IF CONVEYED PRIOR TO THE TIME OF YOUR COMMITMENT TO PURCHASE ANY OF THE OFFERED CERTIFICATES, SUPERSEDES INFORMATION CONTAINED IN ANY PRIOR SIMILAR TERM SHEET, THE TERM SHEET SUPPLEMENT AND ANY OTHER FREE WRITING PROSPECTUS RELATING TO THOSE OFFERED CERTIFICATES.

THIS TERM SHEET AND THE RELATED TERM SHEET SUPPLEMENT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

JANUARY 10, 2006

         IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN ANY FINAL TERM SHEET FOR ANY CLASS OF OFFERED CERTIFICATES, THE TERM SHEET SUPPLEMENT AND THE RELATED BASE
                     PROSPECTUS WITH RESPECT TO THE OFFERED CERTIFICATES

We provide information to you about the offered certificates in three or more separate documents that provide progressively more detail:

        - the related base prospectus, dated August 25, 2005, which provides general information, some of which may not apply to the offered certificates;

        - the term sheet supplement, dated January 10, 2006, which provides general information about series of certificates issued pursuant to the depositor's "Jumbo A" fixed rate program, or the S Program, some of which may not apply to the offered certificates; and

        - this term sheet, which describes terms applicable to the classes of offered certificates described herein, provides a description of certain collateral stipulations regarding the mortgage loans and the parties to the transaction, and provides other information related to the offered certificates.

This term sheet provides a very general overview of certain terms of the offered certificates and does not contain all of the information that you should consider in making your investment decision. To understand all of the terms of a class of the offered certificates, you should read carefully this document, the term sheet supplement, and the entire base prospectus.

The related base prospectus filed by the depositor has been filed in connection with prior series of certificates issued under the S program, and may be found on, the SEC's website at www.sec.gov.

The registration statement to which this offering relates is Commission File Number 333-126745.

If the description of the offered certificates in this term sheet differs from the description of the senior certificates in the related base prospectus or the term sheet supplement, you should rely on the description in this term sheet. Defined terms used but not defined herein shall have the meaning ascribed thereto in the term sheet supplement and the related base prospectus.

The offered certificates herein are reflected in the table below.

THE INFORMATION IN THIS TERM SHEET, IF CONVEYED PRIOR TO THE TIME OF YOUR CONTRACTUAL COMMITMENT TO PURCHASE ANY OF THE CERTIFICATES, SUPERSEDES ANY
INFORMATION CONTAINED IN ANY PRIOR SIMILAR MATERIALS RELATING TO THE CERTIFICATES. THE INFORMATION IN THIS TERM SHEET IS PRELIMINARY, AND IS SUBJECT TO COMPLETION OR CHANGE. THIS TERM SHEET IS BEING DELIVERED TO YOU SOLELY TO PROVIDE YOU WITH INFORMATION ABOUT THE OFFERING OF THE CERTIFICATES REFERRED TO IN THIS TERM SHEET AND TO SOLICIT AN OFFER TO PURCHASE THE CERTIFICATES, WHEN, AS AND IF ISSUED. ANY SUCH OFFER TO PURCHASE MADE BY YOU WILL NOT BE ACCEPTED AND WILL NOT CONSTITUTE A CONTRACTUAL COMMITMENT BY YOU TO PURCHASE ANY OF THE CERTIFICATES, UNTIL WE HAVE ACCEPTED YOUR OFFER TO PURCHASE THE CERTIFICATES.

THE CERTIFICATES REFERRED TO IN THESE MATERIALS ARE BEING SOLD WHEN, AS AND IF ISSUED. THE ISSUING ENTITY IS NOT OBLIGATED TO ISSUE SUCH CERTIFICATES OR ANY SIMILAR SECURITY AND THE UNDERWRITER'S OBLIGATION TO DELIVER SUCH CERTIFICATES IS SUBJECT TO THE TERMS AND CONDITIONS OF THE UNDERWRITING AGREEMENT WITH THE ISSUING ENTITY AND THE AVAILABILITY OF SUCH CERTIFICATES WHEN, AS AND IF ISSUED BY THE ISSUING ENTITY. YOU ARE ADVISED THAT THE TERMS OF THE CERTIFICATES, AND THE CHARACTERISTICS OF THE MORTGAGE LOAN POOL BACKING THEM, MAY CHANGE (DUE, AMONG OTHER THINGS, TO THE POSSIBILITY THAT MORTGAGE LOANS THAT COMPRISE THE POOL MAY BECOME DELINQUENT OR DEFAULTED OR MAY BE REMOVED OR REPLACED AND THAT SIMILAR OR DIFFERENT MORTGAGE LOANS MAY BE ADDED TO THE POOL, AND THAT ONE OR MORE CLASSES OF CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED), AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL PROSPECTUS. YOU ARE ADVISED THAT CERTIFICATES MAY NOT BE ISSUED THAT HAVE THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. THE UNDERWRITER'S OBLIGATION TO SELL SUCH CERTIFICATES TO YOU IS CONDITIONED ON THE MORTGAGE LOANS AND THE CERTIFICATES HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF FOR ANY REASON THE ISSUING ENTITY DOES NOT DELIVER SUCH CERTIFICATES, THE UNDERWRITER WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY NOR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE CERTIFICATES WHICH YOU HAVE COMMITTED TO PURCHASE, AND NONE OF THE ISSUING ENTITY NOR ANY UNDERWRITER WILL BE LIABLE FOR ANY COSTS OR DAMAGES WHATSOEVER ARISING FROM OR RELATED TO SUCH NON-DELIVERY.

NEITHER THE ISSUING ENTITY OF THE CERTIFICATES NOR ANY OF ITS AFFILIATES PREPARED, PROVIDED, APPROVED OR VERIFIED ANY STATISTICAL OR NUMERICAL INFORMATION PROVIDED HEREIN, ALTHOUGH THAT INFORMATION MAY BE BASED IN PART ON LOAN LEVEL DATA PROVIDED BY THE ISSUING ENTITY OR ITS AFFILIATES.


RISK FACTORS

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand the prepayment, credit, liquidity and market risks associated with that class. The offered certificates are complex securities. You should possess, either alone or together with an investment advisor, the expertise necessary to evaluate the information contained in this term sheet, the term sheet supplement and the related base prospectus for the offered certificates in the context of your financial situation and tolerance for risk. You should carefully consider, among other things, all of the applicable risk factors in connection with the purchase of any class of the offered certificates listed in the section entitled "Risk Factors" in the term sheet supplement.

This is a Crossed Transaction as described in the term sheet supplement.


                  PASS-THROUGH   INITIAL CERTIFICATE        INITIAL
     CLASS            RATE      PRINCIPAL BALANCE(1)       RATING(2)               DESIGNATIONS

                                          OFFERED CERTIFICATES

     I-A(3)         5.75%(4)        $250,000,000          AAA or Aaa                  Senior
    II-A(3)         5.75%(4)        $100,000,000          AAA or Aaa                  Senior
     A-V(3)       Variable (5)        Notional            AAA or Aaa       Senior/Interest Only/Variable
                                                                                       Rate
     A-P(3)          0.00%               (6)              AAA or Aaa           Senior/Principal Only
      R(7)           5.75%               (8)              AAA or Aaa        Senior/Residual/Fixed Rate

                                       NON-OFFERED CERTIFICATES(9)
 M-1, M-2, M-3    Variable(10)          (11)                  (2)             Mezzanine/Variable Rate
 B-1, B-2, B-3    Variable(10)          (11)                  (2)            Subordinate/Variable Rate


(1) The initial certificate principal balances are approximate and subject to a +/- 10% variance based upon the final pool as of the cut-off date and additional rating agency analysis.
(2) It is a condition to the issuance of the offered certificates that they be rated by at least two of the rating agencies. The rating agencies will include Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), Fitch Ratings ("Fitch") and/or Moody's Investors Service, Inc. ("Moody's"). The Class M Certificates will be rated at least investment grade by at least one of the rating agencies. The Class B Certificates may or may not be rated by any rating agency.
(3) The Class I-A, Class II-A, Class A-V and Class A-P Certificates represent aggregate structuring bonds that may be divided to form one or more additional classes of senior certificates. Any class of Class A Certificates that are Retail Certificates (as defined below) will not be offered hereby.
(4) Although the weighted average pass-through rate on the Class I-A and Class II-A Certificates will equal 5.75%, any particular class of Class A Certificates may have a higher or lower pass-through rate and such pass-through rate may be fixed or floating based on an index.
(5) The methodology for determining the variable rate and the notional amount of the Class A-V Certificates is more fully described below.
(6) The initial certificate principal balance of the Class A-P Certificates will equal the sum of the Discount Fraction of the stated principal balance of each Discount Mortgage Loan, as of the cut-off date, after deducting payments of principal due during the month of the cut-off date.
(7) The offered certificates will include one or more classes of Class R Certificates. (8) Each class of Class R Certificates will have an initial certificate principal balance of $100.
(9) The information presented for non-offered certificates is provided solely to assist your understanding of the offered certificates.
(10) The methodology for determining the variable rate of the Class M and Class B Certificates is more fully described below.
(11) The initial certificate principal balances of the Class M-1, Class M-2 and Class M-3 Certificates and of the Class B-1, Class B-2 and Class B-3 Certificates will be determined based on the final pool as of the cut-off date and additional rating agency analysis.


CLASS A-V CERTIFICATES:

Variable Rate: Varies according to the weighted average of the excess of the net mortgage rate on each mortgage loan over the Discount Mortgage Rate described below.

The Class A-V Certificates do not have a certificate principal balance. For the purpose of calculating interest payments, interest will accrue on a notional amount equal to the aggregate stated principal balance of the mortgage loans.

CLASS M AND CLASS B CERTIFICATES:

The pass-through rate on each class of the Class M and Class B Certificates will be equal to the weighted average of the pass-through rates on the Class I-A and Class II-A Certificates, weighted in proportion to the results of subtracting from the aggregate stated principal balance of each loan group (other than the Discount Fraction of any Discount Mortgage Loans) the aggregate principal balance of the related Senior Certificates (other than the portion of the Class A-P Certificates related to that loan group).

SENIOR PERCENTAGE:

The Senior Percentage for loan group I will be approximately 96.25%, +/- 1%, and the Senior Percentage for loan group II will be approximately 96.25%, +/- 1%, in each case, subject to change based upon the final pool as of the cut-off date and additional rating agency analysis.

DISCOUNT MORTGAGE RATE:

The Discount Mortgage Rate for loan group I is 5.75%, and the Discount Mortgage Rate for loan group II is 5.75%.


--------------------------------------------------------------------------------------------------
        LOAN GROUP I: PRELIMINARY MORTGAGE POOL CHARACTERISTICS
--------------------------------------------------------------------------------------------------

MORTGAGE LOAN TYPE:                                             Conventional Fixed Rate with an Original Maturity of 30
                                                                years or less
AGGREGATE STATED PRINCIPAL BALANCE OF GROUP I LOANS (+/- 5%):   approximately $260,000,000
GROSS WEIGHTED AVERAGE COUPON (+/- 0.10):                       6.25%
WEIGHTED AVERAGE REMAINING MATURITY (+/- 1 MONTH):              359 months
WEIGHTED AVERAGE FICO (+/- 5):                                  738
MINIMUM FICO SCORE ON GROUP I LOANS THAT ARE STATED
INCOME MORTGAGE LOANS:                                          660
WEIGHTED AVERAGE LOAN-TO-VALUE RATIO (+/- 2):                   70.50%
AVERAGE MORTGAGE LOAN BALANCE (+/- 3%):                         $535,000
SINGLE FAMILY DETACHED, INCLUDING PLANNED UNIT
DEVELOPMENTS (+/- 5):                                           90%
MAXIMUM  PERCENTAGE OF INTEREST ONLY MORTGAGE LOANS (WITH AN
INITIAL ONLY PERIOD OF TEN YEARS):                              25%
MAXIMUM CALIFORNIA CONCENTRATION: 40%
WEIGHTED AVERAGE SERVICING FEE (+/- 0.05):                      0.30%
FULL/ALT DOCUMENTATION (+/- 3):                                 69%
CASH OUT REFINANCE (+/- 3):                                     40%
INVESTOR PROPERTY:                                              None
2ND/ VACATION HOME (+/- 3):                                     5%
PREPAYMENT PENALTY MAXIMUM:                                     5%
LOAN PRINCIPAL BALANCE > $600K (+/- 5):                         32%
SUBSERVICERS WITH CONCENTRATION OF 10% OR MORE:                 Homecomings Financial Network, Inc.
--------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------
        LOAN GROUP II: PRELIMINARY MORTGAGE POOL CHARACTERISTICS
--------------------------------------------------------------------------------------------------

MORTGAGE LOAN TYPE:                                             Conventional Fixed Rate with an Original
                                                                Maturity of 30 years or less
AGGREGATE STATED PRINCIPAL BALANCE OF GROUP II LOANS (+/- 5%):  approximately $104,000,000
GROSS WEIGHTED AVERAGE COUPON (+/- 0.10):                       6.45%
WEIGHTED AVERAGE REMAINING MATURITY (+/- 1 MONTH):              359 months
WEIGHTED AVERAGE FICO (+/- 5): 717
MINIMUM FICO SCORE ON GROUP II LOANS THAT ARE STATED INCOME
        MORTGAGE LOANS:                                         660
WEIGHTED AVERAGE LOAN-TO-VALUE RATIO (+/- 2):                   73.0%
AVERAGE MORTGAGE LOAN BALANCE (+/- 3%):                         $222,000
SINGLE FAMILY DETACHED, INCLUDING PLANNED UNIT
DEVELOPMENTS (+/- 5):                                           78.50%
MAXIMUM PERCENTAGE OF INTEREST ONLY MORTGAGE LOANS
(WITH AN INITIAL ONLY PERIOD OF TEN YEARS):                     35%
MAXIMUM CALIFORNIA CONCENTRATION:                               30%
WEIGHTED AVERAGE SERVICING FEE (+/- 0.05):                      0.30%
FULL/ALT DOCUMENTATION (+/- 3):                                 57%
CASH OUT REFINANCE (+/- 3):                                     43%
INVESTOR PROPERTY:                                              None
2ND/ VACATION HOME (+/- 3):                                     5%
PREPAYMENT PENALTY MAXIMUM:                                     5%
LOAN PRINCIPAL BALANCE >                                        $600K (+/- 5): 0%
SUBSERVICERS WITH CONCENTRATION OF 10% OR MORE:                 Homecomings Financial Network, Inc. and UBS Real
                                                                Estate Services LLC
ORIGINATORS WITH CONCENTRATION OF 10% OR MORE:                  UBS Real Estate Services LLC
--------------------------------------------------------------------------------------------------


The percentages set forth in the tables above, other than any weighted averages, are percentages of the aggregate principal balance of the actual mortgage loans to be included in the related loan group on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date. Any weighted average is weighted based on the principal balance of the actual mortgage loans to be included in the related loan group on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date.

The number expressed in parenthesis for a category above reflects the amount by which the number or percentage set forth for such category may vary in the actual mortgage loans included in the related loan group on the Closing Date. For example, the 2nd/ Vacation home percentage for Loan Group I could vary from 2% to 8% of the aggregate principal balance of the actual mortgage loans to be included in loan group I on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date.

The percentage expressed in parenthesis for a category above reflects the percentage by which the number set forth for such category may vary in the actual mortgage loans included in the related loan group on the Closing Date. For example, the Aggregate Stated Principal Balance of the mortgage loans included in the loan group I on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date, could be lower or higher than the amount specified by as much as 5%.


CERTAIN TRANSACTION INFORMATION

UNDERWRITER:                 Greenwich  Capital  Markets,  Inc., or Greenwich.  Greenwich will purchase  the Class I-A and Class II-A  Certificates  (other than the Class A-V and the  Class  A-P  Certificates)  and the Class R
                             Certificates  (other  than a de minimis  portion  thereof) on the closing date,  subject to the  satisfaction of the conditions set forth in the underwriting agreement.

SIGNIFICANT SERVICERS:       HomeComings  Financial Network,  Inc., a wholly-owned  subsidiary of Residential  Funding,  is expected to subservice more than 20%
                             of the  group I  loans,  the  group II  loans  and the  aggregate mortgage  loans.  In addition,  UBS Real Estate  Services LLC may subservice 10% or more by stated  principal  balance of the group
                             II loans.

SIGNIFICANT ORIGINATOR:      UBS Real Estate  Services LLC may have  originated 10% or more by stated principal balance of the group II loans.

CUT-OFF DATE:                January 1, 2006.

CLOSING DATE:                On or about January 30, 2006.

DISTRIBUTION DATE:           25th of each month,  or the next  business day if such day is not a business day, commencing February 25, 2006.

FINAL SCHEDULED
DISTRIBUTION DATES:          The   distribution   date  in  January  2036.  The  actual  final
                             distribution date could be later or substantially earlier.

FORM OF CERTIFICATES:        Book-entry:  Class I-A,  Class II-A,  Class A-P,  Class A-V,  and
                             Class M Certificates. Physical:  Class R Certificates.

MINIMUM DENOMINATIONS:       Investors may hold the  beneficial  interests in the Class I-A or
                             Class II-A  Certificates,  other than any class of Interest  Only
                             Certificates  and any  class of  Retail  Certificates,  Class M-1
                             Certificates    and   Class   A-P    Certificates    in   minimum
                             denominations   representing  an  original  principal  amount  of
                             $100,000 and integral  multiples of $1 in excess  thereof.  Class
                             M-2 and  Class  M-3  Certificates  in  minimum  denominations  of
                             $250,000 and integral  multiples of $1 in excess  thereof.  Class
                             A-V   Certificates   and  any  other  class  of   Interest   Only
                             Certificates:     $2,000,000    notional    amount.    Class    R
                             Certificates: 20% percentage interests.

                             Any class of Class I-A and II-A  Certificates  that
                             may be issued in minimum denominations of less than
                             $25,000   are   referred   to  herein  as   "Retail
                             Certificates"  and  are  not  offered  hereby.  The
                             minimum   denomination  for  any  class  of  Retail
                             Certificates  will be set  forth in the  prospectus
                             supplement.

SENIOR CERTIFICATES:         Class  I-A,  Class  II-A,  Class  A-P,  Class  A-V  and  Class  R
                             Certificates.

SUBORDINATE                  CERTIFICATES:  Class  M-1,  Class  M-2,  Class M-3,
                             Class B-1, Class B-2 and Class B-3. The Subordinate
                             Certificates will provide credit enhancement to the
                             Senior Certificates.

ERISA:                       Subject  to  the  considerations  contained  in  the  term  sheet supplement,  the Class I-A,  Class II-A and Class M  Certificates
                             may be  eligible  for  purchase  by persons  investing  assets of
                             employee   benefit  plans  or  individual   retirement   accounts
                             assets.  Sales  of the  Class R  Certificates  to such  plans  or retirement  accounts  are  prohibited,  except  as  permitted  in
                             "ERISA Considerations" in the term sheet supplement.

                             See  "ERISA   Considerations"  in  the  term  sheet
                             supplement and in the related base prospectus.

SMMEA:                       When  issued the offered  certificates  rated in at
                             least the second highest rating  category by one of
                             the  rating  agencies  will  be  "mortgage  related
                             securities" for purposes of the Secondary  Mortgage
                             Market  Enhancement Act of 1984, or SMMEA,  and the
                             remaining  classes  of  certificates  will  not  be
                             "mortgage  related   securities"  for  purposes  of
                             SMMEA.

                             See "Legal Investment" in the term sheet supplement and "Legal Investment Matters" in the related base prospectus.

TAX STATUS:                  For federal  income tax  purposes,  the  depositor  will elect to treat  the  portion  of  the  trust  consisting  of  the  related mortgage  loans and  certain  other  segregated  assets as one or more  real  estate  mortgage  investment  conduits.  The  offered
                             certificates,   other  than  the  Class  R   Certificates,   will
                             represent  ownership  of  regular  interests  in  a  real  estate mortgage  investment  conduit  and  generally  will be treated as
                             representing   ownership   of  debt  for   federal   income   tax
                             purposes.   You  will  be  required  to  include  in  income  all
                             interest  and   original   issue   discount,   if  any,  on  such
                             certificates   in   accordance   with  the   accrual   method  of
                             accounting  regardless of your usual methods of  accounting.  For federal  income tax purposes,  the Class R  Certificates  for any series  will  represent  residual  interests  in  a  real  estate mortgage investment conduit.

                             For  further  information   regarding  the  federal
                             income tax consequences of investing in the offered
                             certificates,   including   important   information
                             regarding   the  tax   treatment  of  the  Class  R
                             Certificates,  see  "Material  Federal  Income  Tax
                             Consequences"  in the term sheet  supplement and in
                             the related base prospectus.



CREDIT ENHANCEMENT

Credit enhancement for the Senior Certificates will be provided by the subordination of the Class M and Class B Certificates, as and to the extent described in the term sheet supplement. Most realized losses on the mortgage loans will be allocated to the Class B-3 Certificates, then to the Class B-2
Certificates, then to the Class B-1 Certificates, then the Class M-3 Certificates, then to the Class M-2 Certificates, and then to the Class M-1 Certificates, to the extent such class has a certificate principal balance greater than zero. When this occurs, the certificate principal balance of the class to which the loss is allocated is reduced, without a corresponding payment of principal.

If the aggregate certificate principal balance of the Subordinate Certificates has been reduced to zero, losses on the mortgage loans in a loan group will be allocated among the related Senior Certificates in accordance with their respective remaining certificate principal balances or accrued interest, subject to the special rules described in the term sheet supplement.

Not all losses will be allocated in the priority described above. Losses due to natural disasters such as floods and earthquakes, fraud in the origination of a mortgage loan, or some losses related to the bankruptcy of a mortgagor related to the mortgage loans in a loan group will be allocated as described in the preceding paragraphs only up to specified amounts. Losses of these types on mortgage loans in a loan group in excess of the specified amounts and losses due to other extraordinary events will be allocated proportionately among all outstanding classes of certificates related to that loan group except as stated in the term sheet supplement. Therefore, the Subordinate Certificates do not act as credit enhancement for the Senior Certificates for these losses.

See "Description of the Certificates--Allocation of Losses; Subordination" in the term sheet supplement.

ADVANCES

For any month, if the Master Servicer does not receive the full scheduled payment on a mortgage loan, the Master Servicer will advance funds to cover the amount of the scheduled payment that was not made. However, the Master Servicer will advance funds only if it determines that the advance will be recoverable from future payments or collections on that mortgage loan.

See "Description of the Certificates--Advances" in the term sheet supplement.

OPTIONAL TERMINATION

On any distribution date on which the aggregate outstanding principal balance of the mortgage loans as of the related determination date is less than 10% of their aggregate stated principal balance as of the cut-off date, the master servicer may, but will not be required to:

        o purchase from the trust all of the remaining mortgage loans, causing an early retirement of the certificates; or

        o      purchase all of the certificates.

Under either type of optional purchase, holders of the outstanding certificates are entitled to receive the outstanding certificate principal balance of the certificates in full with accrued interest, as and to the extent described in the term sheet supplement. However, any optional purchase of the remaining mortgage loans may result in a shortfall to the holders of the most subordinate classes of certificates outstanding, if the trust then holds properties acquired from foreclosing upon defaulted loans. In either case, there will be no reimbursement of losses or interest shortfalls allocated to the certificates.

See "Pooling and Servicing  Agreement--Termination" in the term sheet supplement
and  "The   Pooling  and   Servicing   Agreement--Termination;   Retirement   of
Certificates" in the related base prospectus.

PRIORITY OF DISTRIBUTIONS AMONG SENIOR CERTIFICATES

General principles underlying priority of distributions among the offered certificates are set forth under "Description of the Certificates--Glossary of Terms," "--Interest Distributions," "--Principal Distributions on the Senior Certificates," "--Principal Distributions on the Class M Certificates" and, if applicable, "--Principal Distributions on Certain Classes of Insured Certificates" in the term sheet supplement.

CERTAIN YIELD AND PREPAYMENT CONSIDERATIONS

A description of certain yield and prepayment considerations applicable to the offered certificates, including certain special yield and prepayments considerations applicable to any class included in any applicable special categories and designations of the offered certificates, are set forth under "Certain Yield and Prepayment Considerations" in the term sheet supplement and "Yield Considerations" and "Maturity and Prepayment Considerations" in the related base prospectus.

The categories and designations of the offered certificates of any class of the offered certificates will be more fully described in the term sheet supplement.